THE FIFTH THIRD BANCORP
MASTER PROFIT SHARING PLAN

FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995 AND
INDEPENDENT AUDITORS' REPORT FOR INCLUSION IN THE
ANNUAL REPORT (FORM 5500) TO THE INTERNAL REVENUE
SERVICE

INDEX TO
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
FOR THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------


                                                                                                                 PAGE

INDEPENDENT AUDITORS' REPORT                                                                                       1

FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Benefits as of December 31, 1996 and 1995                                2

   Statements of Changes in Net Assets Available for Benefits for the Years Ended
     December 31, 1996 and 1995                                                                                    3

   Notes to Financial Statements                                                                                  4-8

SUPPLEMENTAL SCHEDULES:

   Assets Held for Investment Purposes - Item 27(a) as of December 31, 1996                                      9-10

   Reportable Transactions - Item 27(d) for the Year Ended December 31, 1996                                      11

SUPPLEMENTAL SCHEDULES OMITTED - The following supplemental
   schedules are omitted because of the absence of conditions under which they are required:

   Assets Acquired and Disposed Within the Plan Year

   Party-in-Interest Transactions

   Obligations in Default

   Leases in Default

INDEPENDENT AUDITORS' REPORT

Fifth Third Bancorp and the Trustees of The Fifth Third Bancorp Master Profit
  Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of The Fifth Third Bancorp Master Profit Sharing Plan (Plan) as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1996 and 1995, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the accompanying index are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in the audit of the basic 1996 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic 1996 financial statements taken as whole.

May 30, 1997

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

                                                     1996                1995

INVESTMENTS, At fair value (Notes 2,3,4):
  Common stock of Fifth Third Bancorp           $  16,977,161       $  12,461,583
  Collective Funds:
    Cash equivalents                                8,125,381          10,154,410
    Fixed income                                   61,644,860          48,438,497
    Equity                                         95,417,751          78,459,812
  Mutual Funds                                     27,867,239          20,323,910
  Participant notes receivable                         40,626
                                                -------------       -------------
          Total investments                       210,073,018         169,838,212

ACCRUED INVESTMENT INCOME                              92,597              83,038

CONTRIBUTIONS RECEIVABLE FROM
  SUBSIDIARIES OF FIFTH THIRD BANCORP                    --               814,659

CONTRIBUTIONS RECEIVABLE FROM PARTICIPANTS            222,029             150,484

CASH (OVERDRAFT)                                       (4,038)             49,899

OTHER LIABILITY (Note 4)                           (1,004,143)                 --
                                                -------------       -------------

NET ASSETS AVAILABLE FOR BENEFITS               $ 209,379,463       $ 170,936,292
                                                =============       =============

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
--------------------------------------------------------------------------------

                                                                              1996               1995

ADDITIONS:
  Income from investments:
    Interest                                                            $     617,557       $     655,112
    Dividends                                                               1,698,824             272,873
    Net appreciation in fair value of
      investments (Note 3)                                                 24,049,358          30,440,345
                                                                        -------------       -------------
           Total income from investments                                   26,365,739          31,368,330
                                                                        -------------       -------------

  Contributions from subsidiaries of Fifth Third Bancorp -
    (net of participants' elective cash payments of $2,862,969 and
    $2,892,978 in 1996 and 1995, respectively (Note 1)                     17,895,857          14,814,659
  Contributions from participants (Note 1)                                  5,755,052           4,214,754
                                                                        -------------       -------------
           Total contributions                                             23,650,909          19,029,413
                                                                        -------------       -------------

  Transfer of plan assets from acquired banks (Note 5)                      3,176,920           2,052,014
                                                                        -------------       -------------
           Total additions                                                 53,193,568          52,449,757
                                                                        -------------       -------------

DEDUCTIONS:
  Benefits paid to participants (Note 1)                                  (14,656,636)        (10,568,652)
  Other disbursements                                                         (93,761)            (69,664)
                                                                        -------------       -------------
           Total deductions                                               (14,750,397)        (10,638,316)
                                                                        -------------       -------------

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS                              38,443,171          41,811,441

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                       170,936,292         129,124,851
                                                                        -------------       -------------

  End of year                                                           $ 209,379,463       $ 170,936,292
                                                                        =============       =============

See notes to financial statements

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.    DESCRIPTION OF PLAN

      The following brief description of The Fifth Third Bancorp Master Profit Sharing Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

      GENERAL - The Plan is a defined contribution profit sharing plan with separate accounts maintained for each participant. Each regular employee of a participating Fifth Third Bancorp ("Bancorp") subsidiary, if employed before November 1, 1996, automatically became a participant on the first payroll date after becoming an employee. Employees whose employment commenced on or after November 1, 1996 shall become participants after one year of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The original Plan became effective December 31, 1954 and was last amended in its entirety effective November 1, 1996. As a result of this amendment, modifications to vesting, funding, and contributions became effective on January 1, 1997 and will be effective for the 1997 Plan year.

      ADMINISTRATION - The Fifth Third Bank, a wholly-owned subsidiary of Bancorp, serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed.

      FUNDING AND VESTING - The Bancorp's contribution to the Plan is an amount determined annually by the Board of Directors of the Bancorp.

      The contribution by the Bancorp and any nonvested balances remaining in the accounts of participants who terminate their employment are allocated to participants in the proportion that the compensation of each participant bears to the compensation of all participants for the Plan year.

      Gains and losses under the Plan, including income from investments and changes in the market value of investments, are allocated to participants in proportion to their respective interests in the Plan as of the preceding valuation date, reduced by any payments to retired participants made during the period.

      Participants may elect to receive up to 50% of their allocation of Bancorp contributions in cash (elective cash payments) rather than having it credited to their account. Elective cash payments totaled $2,862,969 and $2,892,978 for the years ended December 31, 1996 and 1995, respectively, and have been excluded from contributions and benefits paid amounts in the accompanying statements of changes in net assets available for benefits.

      For the 1996 and 1995 Plan years, the elective portion of Bancorp contributions credited to participants accounts is vested immediately. The remaining portion of Bancorp contributions become vested 30% after three full years of participation, an additional 10% after the fourth year, and an additional 20% each year thereafter until fully vested.

      The Plan permits voluntary contributions from participants up to 8% of their compensation. Such contributions are credited directly to the participants' accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant.

      TERMINATION - Although it has not expressed its intention to do so, The Fifth Third Bank has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

      BENEFITS - The Plan provides for payment of normal retirement benefits of accumulated vested amounts upon reaching age 65 and has provisions for early withdrawals of vested benefits in instances of early retirement, disability, death, termination of employment, and financial hardship. Benefits are generally payable in the form of lump-sum payments or periodic payments.

      BENEFITS PAYABLE - Benefits payable, consisting of amounts owed but not paid as of December 31 for payments to terminated employees, are not recorded as a liability within the financial statements. Benefits payable as of December 31, 1996 and 1995 were $1,009,252 and $875,407, respectively.

      TAX STATUS - The Internal Revenue Service has determined and informed the Bancorp by a letter dated December 5, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

      INVESTMENT OPTIONS - The Balanced Fund is the basic investment option which is offered to participants. The Balanced Fund contains investments in collective funds invested in money market accounts, equity securities, guaranteed investment contracts, mutual funds and other fixed income securities. The Plan also allows the common stock of Fifth Third Bancorp as an investment option within the Balanced Fund for all participants. Participants who are age 50 and older or become permanently disabled may elect, within specified time periods, to invest their accounts in a Conservative Fund which contains investments in U.S. Government Securities, and collective funds invested in money market accounts, guaranteed investment contracts, U.S. Government Securities and other fixed income securities. In 1990, a fund was established to hold the assets of the merged First Ohio Bancshares Profit Sharing Plan. This Stock Fund contains investments in money market accounts and Fifth Third Bancorp common stock. In 1993, two new funds were established, the Fountain Square Quality Growth Fund and the Fountain Square Mid Cap Fund. In 1994, the Fountain Square International Equity Fund was established. The addition of these funds was made to allow Bancorp employees to choose from six investment options, (Balanced, Conservative, Quality Growth, Mid Cap and International Equity) with their contributions. The Quality Growth, Mid Cap and International Equity funds are mutual funds. During 1996, the Participant Loan Fund was established.

     PARTICIPANT NOTES RECEIVABLE - Effective as of November 1, 1996, participants may borrow from certain of their fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the nonforfeitable portion of their account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Participant Loan Fund. Each loan, by its terms, is required to be repaid within 5 years. The loans are secured by the balance in the participant's account and bear interest at a rate equal to the rate charged by the Bank on a similar loan as determined quarterly by the plan administrator. Interest rates on loans originated during 1996 were 9.25% (prime + 1%). Principal and interest is paid by the participant through payroll deductions authorized by the participant.

The following summarizes the activity and balances of the Plan's seven funds:



                                     Balanced   Conservative     Stock      Quality    Mid Cap International Participant
                                       Fund         Fund         Fund     Growth Fund    Fund   Equity Fund   Loan Funds   Total

Net assets available for benefits
  at December 31, 1994            $107,420,883  $15,465,001  $ 3,151,670  $1,032,710  $1,490,708  $  563,879           $129,124,851
Income from investments             26,888,202    1,779,333    1,819,215     374,340     418,643      88,597             31,368,330
Contributions                       15,883,681    1,208,026      361,908     640,061     619,572     316,165             19,029,413
Benefits paid to participants
  and other disbursements           (7,090,366)  (3,032,051)     (92,555)   (120,523)   (262,795)    (40,026)           (10,638,316)
Interfund transfers                   (781,128)     (63,727)     163,859     259,075     373,141      48,780
Transfers of plan assets from
  acquired banks                      (222,700)   1,986,265       50,630     150,066      97,111      (9,358)             2,052,014
                                  ------------  -----------  -----------  ----------  ----------  ----------  -------  ------------
Net assets available for benefits
  at December 31, 1995             142,098,572   17,342,847    5,454,727   2,335,729   2,736,380     968,037            170,936,292
Income from investments             22,516,870      750,245    1,737,601     679,346     591,162      90,506  $     9    26,365,739
Contributions                       20,403,218     (261,328)   1,013,867   1,040,602   1,055,039     399,511             23,650,909
Benefits paid to participants
  and other disbursements           (9,553,775)  (1,834,159)  (2,513,426)   (324,362)   (403,052)   (121,623)           (14,750,397)
Interfund transfers                 (2,115,984)   1,002,308      291,347     431,354     282,100      68,258   40,617
Transfers of plan assets
  from acquired banks                  876,058       33,430    2,007,503     124,686      86,932      48,311              3,176,920
                                  ------------  -----------  -----------  ----------  ----------  ----------  -------  ------------
Net assets available for benefits
  at December 31, 1996            $174,224,959  $17,033,343  $ 7,991,619  $4,287,355  $4,348,561  $1,453,000  $40,626  $209,379,463
                                  ============  ===========  ===========  ==========  ==========  ==========  =======  ============

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


      The following are the significant accounting policies followed by the
      Plan:

      GENERAL - The accounting records of the Plan are maintained on the accrual basis of accounting.

      VALUATION OF INVESTMENTS - Quoted market prices are used to value equity securities and mutual funds. The fair values of bonds are based on yields currently available on comparable securities of issuers with similar credit ratings. The fair value of collective funds is based on the fair market value of investments in the fund.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.    INVESTMENTS

      Investments representing more than five percent of net assets at December 31, 1996 and 1995 are as follows:

                                                                                            Fair Value
                                                                              -------------------------------------
                                                                                      1996               1995

Fifth Third Bank Common Stock Fund for Employee
  Benefit Plans                                                                 $  69,529,914      $  57,591,212
Fifth Third Bank Fixed Income Fund for Employee
  Benefit Plans                                                                    47,132,399         34,540,666
Fifth Third Bank Middle Capitalization Fund for Employee
  Benefit Plans                                                                    25,887,838         23,581,168
Fountain Square International Equity Fund                                          19,318,107         15,319,819
Fifth Third Bancorp common stock                                                   16,977,161         12,461,583
U.S. Government Securities Fund for Employee Benefit Plans                         14,512,461         13,897,862
G.I.C. Fund for Employee Benefit Plans                                              6,836,055          9,011,056


      The following table represents the net appreciation in fair value of investments for the Plan for the years ended December 31:

                                                                                     1996               1995

Net appreciation in fair value of investments:
  Common stock of Fifth Third Bancorp                                          $    3,656,131     $    4,155,925
  Collective funds - fixed income and equity                                       19,251,106         24,043,418
  Mutual funds                                                                      1,142,121          2,241,002
                                                                                -------------      -------------

Total                                                                           $  24,049,358      $  30,440,345
                                                                                =============      =============


4.    TRANSACTIONS WITH RELATED PARTIES

      The Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

      During 1996, the Bancorp made a mistaken contribution to the Plan in the amount of $1,004,143 due to an error in computation. As authorized by ERISA Section 403(c)(2)(a) and the governing plan documents, this amount was refunded by the Plan to the Bancorp in 1997 and is shown as a liability at December 31, 1996.

      At December 31, 1996 and 1995, the Plan held 270,281 and 170,124 shares of Fifth Third Bancorp common stock, respectively, with fair values of $16,977,161 and $12,461,583, respectively (see Note 1).

5.    PLAN ASSETS FROM ACQUIRED BANKS

      During 1996, approximately $3,177,000 was transferred to the Plan as a result of the previous acquisitions of Cumberland Federal Bancorporation, Inc. and certain branches of NBD by the Bancorp. During 1995, approximately $2,052,000 was transferred to the Plan as a result of the acquisitions of Cumberland Federal Bancorporation, Inc. and Mutual Federal Savings Bank of Miamisburg by the Bancorp.

                                   * * * * * *

                                                                    SUPPLEMENTAL
                                                                        SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

ASSETS HELD FOR INVESTMENT PURPOSES -  ITEM 27(a)
AS OF DECEMBER 31, 1996
--------------------------------------------------------------------------------

     PAR VALUE/
       NO. OF                                                                                                            CURRENT
       SHARES        ASSET DESCRIPTION                                                                   COST            MARKET

                     BALANCED FUND

                     COLLECTIVE FUNDS - CASH EQUIVALENTS:
          766,699      Fifth Third Banksafe Trust                                                    $   766,699      $   766,699
        3,233,905      GIC Fund for Employee Benefit Plans                                             3,233,905        3,233,905
                                                                                                     -----------      -----------
                                Total Collective Funds - Cash Equivalents                              4,000,604        4,000,604
                                                                                                     -----------      -----------

                     COLLECTIVE FUNDS - FIXED INCOME:
        1,158,043      Fifth Third Bank Fixed Income Fund for Employee Benefit Plans                  30,574,290       41,550,583
           32,394      U.S. Government Securities Fund for Employee Benefit Plans                      5,476,278        7,139,314
                                                                                                     -----------      -----------
                                Total Collective Funds - Fixed Income                                 36,050,568       48,689,897
                                                                                                     -----------      -----------

                     COLLECTIVE FUNDS - EQUITY:
          399,804      Fifth Third Bank Common Stock Fund for Employee Benefit Plans                  32,388,386       69,529,914
          461,130      Fifth Third Bank Middle Capitalization Fund for Employee Benefit Plans         13,753,512       25,887,838
                                                                                                     -----------      -----------
                                Total Collective Funds - Equity                                       46,141,898       95,417,752
                                                                                                     -----------      -----------

          144,900    COMMON STOCK - Fifth Third Bancorp                                                4,830,966        9,101,604
                                                                                                     -----------      -----------

        1,711,190    MUTUAL FUNDS - Fountain Square International Equity Fund                         17,079,200       17,881,935
                                                                                                     -----------      -----------
                                Total Balanced Fund                                                  108,103,236      175,091,792
                                                                                                     -----------      -----------

                                                                    SUPPLEMENTAL
                                                                        SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27(a)
AS OF DECEMBER 31, 1996
--------------------------------------------------------------------------------

    PAR VALUE/
      NO. OF                                                                                                           CURRENT
      SHARES       ASSET DESCRIPTION                                                                 COST               MARKET

                   CONSERVATIVE FUND

                   COLLECTIVE FUNDS - CASH EQUIVALENTS:
       444,562       Fifth Third Banksafe Trust                                                  $    444,562      $      444,562
     3,602,150       GIC Fund for Employee Benefit Plans                                            3,602,150           3,602,150
                                                                                                 ------------      --------------
                              Total Collective Funds - Cash Equivalents                             4,046,712           4,046,712
                                                                                                 ------------      --------------

                   COLLECTIVE FUNDS - FIXED INCOME:
       155,569       Fifth Third Bank Fixed Income Fund for Employee Benefit Plans                  4,217,942           5,581,816
        33,455       U.S. Government Securities Fund for Employee  Benefit Plans                    5,603,934           7,373,147
                                                                                                 ------------      --------------
                              Total Collective Funds - Fixed Income                                 9,821,876          12,954,963
                                                                                                 ------------      --------------
                              Total Conservative Fund                                              13,868,588          17,001,675
                                                                                                 ------------      --------------

                   STOCK FUND

        78,064     COLLECTIVE FUNDS - CASH EQUIVALENTS - Fifth Third Banksafe Trust                    78,064              78,064
       125,381     COMMON STOCK - Fifth Third Bancorp                                               2,802,542           7,875,557
                                                                                                 ------------      --------------
                              Total Stock Fund                                                      2,880,606           7,953,621
                                                                                                 ------------      --------------

                   QUALITY GROWTH FUND

       286,267     MUTUAL FUNDS - Fountain Square Quality Growth Fund                               3,472,637           4,242,471
                                                                                                 ------------      --------------
                             Total Quality Growth Fund                                              3,472,637           4,242,471
                                                                                                 ------------      --------------

                   MIDDLE CAPITALIZATION FUND

       310,950     MUTUAL FUNDS - Fountain Square Middle Capitalization Fund                        3,709,925           4,306,661
                                                                                                 ------------      --------------
                             Total Middle Capitalization Fund                                       3,709,925           4,306,661
                                                                                                 ------------      --------------

                   INTERNATIONAL EQUITY FUND

       137,433     MUTUAL FUNDS - Fountain Square International Equity Fund                         1,390,478           1,436,172
                                                                                                 ------------      --------------
                              Total International Equity Fund                                       1,390,478           1,436,172
                                                                                                 ------------      --------------

                   LOAN FUND
                   PARTICIPANT NOTES RECEIVABLE (interest rate 9.25%)                                                      40,626
                                                                                                                   --------------
                             Total Loan Fund                                                                               40,626
                                                                                                                   --------------
                   TOTAL                                                                                           $  210,073,018
                                                                                                                   ==============

                                                                    SUPPLEMENTAL
                                                                        SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

REPORTABLE TRANSACTIONS* - ITEM 27(d)
FOR THE YEAR ENDED DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                                      AGGREGATE         AGGREGATE       AGGREGATE
                                                                      PURCHASE           SELLING         COST OF        AGGREGATE
DESCRIPTION OF ASSET                                                    PRICE             PRICE        ASSETS SOLD     GAIN/(LOSS)

SERIES OF TRANSACTIONS:
  Fifth Third Bank Fixed Income Fund for Employee Benefit Plans    $  12,799,834     $  1,035,074    $   779,165     $   255,909
    Number of transactions                                                     6                3

* A reportable transaction is any transaction during the plan year, with respect to any plan asset, involving an amount in excess of 5% of the fair value of net plan assets at the beginning of the plan year. This schedule includes security transactions that are a part of a series of transactions involving securities of the same issue during the plan year, where the aggregate amount involved in the transactions exceeds 5% of the current value of net plan assets at the beginning of the plan year.